As filed with the U.S. Securities and Exchange Commission on December 30, 2025

Registration No. 333-181328

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No.1 to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Glen Burnie Bancorp

(Exact name of registrant as specified in its charter)

101 Crain Highway, S.E.

Glen Burnie, Maryland 21061

(410) 766-3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd Capitani

Chief Financial Officer and Treasurer

Glen Burnie Bancorp

101 Crain Highway, S.E.

Glen Burnie, Maryland 21061

(410) 766-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment No. 1”), filed by Glen Burnie Bancorp, a Maryland corporation (the “Company”) relates to the Registration Statement on Form S-3 (File No. 333-181328), (the “Registration Statement”) registering 150,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”) which were offered to the Company’s shareholders who elected to reinvest Company dividends under the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2012, as amended by Pre-effective Amendment No. 1 (“the Pre-effective Amendment” and, together with the Registration Statement, the “Existing Registration Statement”).

On December 12, 2025, the Company announced that it notified The Nasdaq Capital Market LLC (“Nasdaq”) of its intention to delist the Shares from Nasdaq and that it intended to thereafter deregister the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On December 22, 2025, the Company filed a Form 25 to delist the Shares from Nasdaq, and intends to file a Form 15 with the Commission on January 2, 2026, which will suspend the Company’s obligations to continue to file periodic and current reports with the Commission pursuant to Section 13 of the Exchange Act. The de-registration will become effective ninety (90) days after the Form 15 is filed with the Commission.

In connection with the Company’s voluntary decision to delist and deregister, it has terminated any and all offerings pursuant to the Existing Registration Statement. Accordingly, pursuant to an undertaking made by the Company in Part II of the Existing Registration Statement, the Company is filing this Amendment No. 1 to remove from registration any securities that had been registered for issuance but remain unsold at the termination of the offering. The Company, by filing this Amendment No. 1, hereby removes from registration any and all securities registered but unsold under the Existing Registration Statement as of the date hereof. The Existing Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

Pursuant to Rule 464(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Amendment No. 1 shall become effective upon it being filed with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment to the Registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Burnie, State of Maryland, on December 30, 2025.

GLEN BURNIE BANCORP

By:	/s/ Todd Capitani
Todd Capitani Chief Financial Officer and Treasurer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 promulgated under the Securities Act.